Covenant Transport Announces Second Quarter Financial and Operating Results

CHATTANOOGA, Tenn., July 22 /PRNewswire-FirstCall/ - Covenant Transport,Inc. (Nasdaq: CVTI) announced today its financial and operating results for the second quarter ended June 30, 2003. Basic and diluted earnings per share for the quarter of $.22 were at the upper end of the expected range of $.18 to $.22 per share contained in the company's press release of June 13, 2003.

For the quarter, revenue increased 1% to $145.9 million from $144.3 million in the same quarter of 2002. Freight revenue, before fuel and accessorial surcharges, decreased 1% to $137.4 million from $138.8 million in the second quarter of 2002. The Company measures revenue, before fuel and accessorial surcharges, in addition to total revenue, because management believes that removing this sometimes volatile source of revenue affords a more consistent basis for comparing results of operations from period to period. Net income increased 6% to $3.2 million from $3.0 million in the 2002 quarter. Basic and diluted earnings per share were $.22 compared to $.21 for the second quarter of 2002.

For the six months, revenue increased 3% to $283.8 million from $276.5 million during the same period of 2002. Freight revenue, before fuel and accessorial surcharges, decreased 1% to $265.5 million from $267.9 million during the same period in 2002. Net earnings were $4.0 million, or $.27 per diluted share, versus $1.3 million, or $.09 per diluted share in 2002. During the first six months of 2002, the Company recognized a $.14 per share or $2.0 million after-tax charge to reflect an impairment in tractor values and a $.06 per share or $890,000 after-tax charge to reflect the early extinguishment of debt in conjunction with prepayment of the Company's 7.39% private placement notes.

Chairman, President, and Chief Executive Officer David R. Parker stated, "We experienced softer freight demand in April and May, but shipping activity has rebounded nicely in June and July. Our focus on raising our rates even in the face of a soft freight environment continues to provide results. Our revenue per loaded mile, excluding fuel and accessorial surcharges, increased 2.3% or almost $.03 per mile, versus the same quarter of last year. However, lower tractor utilization and a higher percentage of non-revenue miles more than offset the gain in rates, and our revenue per tractor for the quarter decreased 1%. On the expense side, our after-tax cost per mile increased $.012. A $.016 per mile increase in insurance and claims was partially offset by overall savings in other areas.

Our balance sheet remains strong. During the quarter and on a year to date basis, we have reduced our balance sheet debt by approximately $21 million during the quarter and $37 million, since the end of 2002. We ended the quarter with a balance sheet debt-to-capitalization ratio of 20%. In addition, the present value of our operating leases remained essentially constant versus year-end, as we did not purchase or trade a significant amount of equipment during the quarter. We expect to accelerate our tractor and trailer purchases and trades significantly during the second half of the year. For the year we expect to purchase approximately 1,600 tractors and 3,500 trailers and trade approximately 1,600 tractors and 2,500 trailers. Once this trade package has been completed, we expect the average age of our tractors to be approximately 18 months and our trailers to be approximately 42 months."

Covenant Transport, Inc. is a public truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America and is committed to growing revenue and earnings per share both internally and through acquisitions.

The Company will be hosting a conference call on Wednesday, July 23, at 11:00 a.m. EDT. The dial-in number for this conference call is 1-800-603-1780 access code 1313562. For additional statistical and financial information that may be discussed on the conference call, please visit our website at www.covenanttransport.com under the icon "Investor Relations".

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess capacity in the trucking industry; decreased demand for the Company's services or the loss of one or more major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strike, work slow downs, or work stoppages at the Company, customers, parts, or other shipping-related facilities; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; the frequency and severity of accidents and increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider the various disclosures made by the Company in its press releases, stockholder reports, and public filings, as well as the factors explained in greater detail in the Company's annual report on Form 10-K.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer         (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                             (423) 825-3357
perkim@covenanttransport.com


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
                                                      Covenant Transport, Inc.
                                               Key Financial and Operating Statistics


                                                     Three Months Ended June 30              Six Months Ended June 30
                                                   -------------------------------        ------------------------------
($000s)                                               2003       2002     % Change           2003      2002     % Change
                                                      ----       ----     --------           ----      ----     --------
Freight revenue                                      $137,439   $138,840     -1.0%          $265,463  $267,860     -0.9%
Fuel surcharge and other accessorial revenue            8,503      5,472                      18,354     8,671
                                                   ----------------------                 ---------------------
           Total revenue                             $145,942   $144,312      1.1%          $283,817  $276,531      2.6%

Operating expenses
           Salaries, wages and related expenses        55,662     58,576                     109,472   114,332
           Fuel expense                                26,502     24,061                      55,290    46,146
           Operations and maintenance                  10,290     10,264                      20,284    19,127
           Revenue equipment rentals and
              purchased transportation                 16,562     14,855                      31,380    29,657
           Operating taxes and licenses                 3,745      3,915                       7,176     7,192
           Insurance and claims                         9,558      7,836                      17,597    15,004
           Communications and utilities                 1,731      1,690                       3,439     3,536
           General supplies and expenses                3,826      3,637                       6,999     7,148
           Depreciation and amortization (1)           10,617     11,915                      21,217    25,974
                                                   ----------------------                 ---------------------
Total operating expenses                              138,493    136,749                     272,854   268,116
                                                   ----------------------                 ---------------------
Operating income                                        7,449      7,563     -1.5%            10,963     8,415     30.3%
Other (income) expenses:
           Interest expense                               596        870                       1,247     1,934
           Interest income                               (25)       (11)                        (63)      (34)
           Other                                           61        434                          46       211
           Early extinguishment of debt (2)                 -          -                           -     1,434
                                                   ----------------------                 ---------------------
Other (income) expenses, net                              632      1,293                       1,230     3,545
                                                   ----------------------                 ---------------------
Income before income taxes                              6,817      6,270      8.7%             9,733     4,870     99.9%
Income tax expense                                      3,653      3,288                       5,730     3,557
                                                   ----------------------                 ---------------------
Net income                                           $  3,164   $  2,982      6.1%          $  4,003  $  1,313    204.9%
                                                   ======================                 =====================

(1) Includes a $3.3 million pre-tax impairment charge which incurred in the first quarter of 2002.
(2) Reflects the reclassification of early extinguishment of debt due to the adoption of SFAS 145.

Basic earnings per share                                $0.22      $0.21      4.8%             $0.28     $0.09    211.1%
Diluted earnings per share                              $0.22      $0.21      4.8%             $0.27     $0.09    200.0%
Weighted avg. common shares outstanding                14,397     14,108                      14,389    14,096
Weighted avg. common shares outstanding                14,664     14,399                      14,637    14,380
         adjusted for assumed conversions

Operating statistics exclude fuel and accessorial surcharges.

Net margin as a percentage of freight revenue            2.3%       2.1%                        1.5%      0.5%
Average revenue per loaded mile                      $  1.234   $  1.206      2.3%          $  1.233  $  1.203      2.5%
Average revenue per total mile                       $  1.136   $  1.122      1.2%          $  1.134  $  1.117      1.5%
Average revenue per tractor per week                 $  2,850   $  2,887     -1.3%          $  2,764  $  2,784     -0.7%
Average miles per tractor per period                   32,612     33,461     -2.5%            62,913    64,440     -2.4%
Weighted avg. tractors for period                       3,699      3,688      0.3%             3,706     3,700      0.2%
Tractors at end of period                               3,623      3,657     -0.9%             3,623     3,655     -0.9%
Trailers at end of period                               7,133      7,557     -5.6%             7,133     7,557     -5.6%

                                                     June 2003  Dec 2002
                                                     ---------  --------
Total assets                                         $336,467   $361,957
Total equity                                          180,707    175,588
Long term debt, including current maturities           46,530     83,530
Debt to Capitalization Ratio                            20.5%      32.2%